Ernst & Young
Central Park
352 St. Georges Terrace
Perth, WA 6000
Australia

GPO Box M939
Perth WA 6843

23 March 2001

The Company Secretary
Dynamic Digital Depth Inc.
1600 Canada Place
407 2nd Street SW
Calgary, Alberta
T2P 2Y3 CANADA

Att: Ms. Sarah-Lane Sirey

Dear Madam

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated November 16, 2000 in the Registration Statement on Form F-1 and the Prospectus included therein of Dynamic Digital Depth Inc. relating to the registration under the Securities Act of 1933 of the resale by certain selling security holders of 13,611,044 of its common shares.

/s/Ernst & Young
Ernst & Young LLP

Perth, Australia
23 March 2001

cc: Mr. Graeme Harris, Director of Finance and Administration